Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sunesis Pharmaceuticals, Inc. for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated March 13, 2013, with respect to the consolidated financial statements of Sunesis Pharmaceuticals, Inc, and the effectiveness of internal control over financial reporting of Sunesis Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Redwood City, California
April 10, 2013